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FORM 3
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
(Print or Type Responses)    Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
=========================   ===================   ==================================================================================
1. NAME AND ADDRESS OF      2. DATE OF EVENT      4. ISSUER NAME AND TICKER OR TRADING SYMBOL
   REPORTING PERSON*        REQUIRING STATEMENT   Interscience Computer Corp. - IEIC
Spector   Stephen           (MONTH/DAY/YEAR)
=========================                         ------------------------------------------------   -------------------------------
(LAST)  (FIRST)  (MIDDLE)                         5. RELATIONSHIP OF REPORTING PERSON(s) TO ISSUER   6. IF AMENDMENT, DATE OF
                            04/03/00              (CHECK ALL APPLICABLE)                             ORIGINAL (MONTH/DAY/YEAR)
                                                    X   DIRECTOR                   10%  OWNER
                                                  -----                      -----
                                                        OFFICER (GIVE              OTHER (SPECIFY
                                                  ----- TITLE BELOW)         ----- BELOW)

9903 Santa Monica Boulevard, Suite 734

-----------------------------------------------                                                      -------------------------------
  (STREET)                  3. I.R.S.                                                                7. INDIVIDUAL OR JOINT/GROUP
                            IDENTIFICATION NUMBER                                                     FILING (CHECK APPLICABLE LINE)
                            OF REPORTING PERSON,                                                       X   FORM FILED BY ONE
                            IF AN ENTITY                                                             ----- REPORTING PERSON
Beverly Hills,  CA  90212   (VOLUNTARY)                                                                    FORM FILED BY MORE THAN
                                                                                                     ----- ONE REPORTING PERSON
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(CITY)     (STATE)   (ZIP)                                              TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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

1. TITLE OF SECURITY          2. AMOUNT OF SECURITIES          3. OWNERSHIP          4. NATURE OF INDIRECT BENEFICIAL OWNERSHIP
   (INSTR. 4)                    BENEFICIALLY OWNED               FORM: DIRECT          (INSTR. 5)
                                 (INSTR. 4)                       (D) OR INDIRECT
                                                                  (I) (INSTR. 5)
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Common Stock                  25,000                           I                     1/3 Interest in 75,000 shares owned by LBS
                                                                                     Investments
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


REMINDER: REPORT ON A SEPARATE LINE FOR EACH CLASS OF SECURITIES BENEFICIALLY OWNED DIRECTLY OR INDIRECTLY
*IF THE FORM IS FILED BY MORE THAN ONE REPORTING PERSON, SEE INSTRUCTION 5(b)(v)

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
 IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY
                           VALID OMB CONTROL NUMBER.


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
FORM 3 (CONTINUED)

         TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALL, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
----------------------   -------------------   ------------------------   -----------   --------------   ---------------------------
1. TITLE OF DERIVATIVE   2. DATE EXER-         3. TITLE AND AMOUNT OF     4. CONVER-    5.  OWNER-       6. NATURE OF INDIRECT
   SECURITY (INSTR. 4)      CISABLE AND           SECURITIES UNDERLYING      SION OR        SHIP            BENEFICIAL OWNERSHIP
                            EXPIRATION            DERIVATIVE SECURITY        EXERCISE       FORM OF         (INSTR. 5)
                            DATE                  (INSTR. 4)                 PRICE OF       DERIV-
                            (MONTH/DAY/YEAR)                                 DERIVA-        ATIVE
                                                                             TIVE           SECURITY:
                                                                             SECURITY       DIRECT
                                                                                            (D) OR
                                                                                            INDIRECT
                                                                                            (I)
                                                                                            (INSTR. 5)
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                         DATE       EXPIRA-    TITLE        AMOUNT OR
                         EXER-      TION                    NUMBER OF
                         CISABLE    DATE                    SHARES
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Explanation of Responses:



                               /s/ Stephen Spector                April 10, 2000
                               -------------------                --------------
                               **Signature of Reporting Person              Date

**INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL
  VIOLATIONS SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).


NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED.
      IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.